EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Diverse Development Group, Inc. (f/k/a Topaz Acquisition Corporation) of our report dated May 2, 2016 relating to the financial statements as of April 20, 2016 and for the period from April 4, 2016 (date of inception) to April 20, 2016 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

KCCW Accountancy Corp.

Alhambra, California

February 17, 2017

KCCW Accountancy Corp.

430 S. Garfield Ave., #489, Alhambra, CA 91801, USA

Tel: +1 626 282 4101 • Fax: +1 626 529 1580 • info@kccwcpa.com